Exhibit 10.38
Execution Version

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (“Agreement”), dated February 28, 2024, is entered into by and among (a) the United States of America, acting through the United States Attorney’s Office for the Southern District of New York, for and on behalf of (i) the United States Department of Justice Civil Division’s Consumer Protection Branch (“DOJ-CPB”); (ii) the United States Attorney’s Office for the Southern District of Florida (“SDFL”); (iii) the United States Department of Justice Civil Division’s Fraud Section (“DOJ-Civil Fraud”), acting on behalf of the Office of Inspector General of the Department of Health and Human Services (“OIG-HHS”), the Defense Health Agency (“DHA”), as administrator of the TRICARE program (“TRICARE”), the Office of Personnel Management (“OPM”), as administrator of the Federal Employees Health Benefits program (“FEHBP”), and the United States Department of Veterans Affairs (the “VA”); (iv) the Internal Revenue Service (“IRS”); (v) the United States Department of Health and Human Services’ (“HHS”) Centers for Medicare and Medicaid Services (“CMS”) and Indian Health Service (“IHS”); and (vi) the VA (collectively, the “United States”); (b) Endo, Inc. (“Purchaser Parent”); and (c) Endo International plc (“Endo” and, together with the United States and Purchaser Parent, the “Parties”), as debtor and debtor-in-possession, acting on behalf of itself and its debtor affiliates, including but not limited to all of its U.S. taxpayer entity affiliates, in each case through their authorized representatives.
RECITALS
WHEREAS, Endo is a public limited company organized under the laws of the Republic of Ireland with corporate offices in Malvern, Pennsylvania.
WHEREAS, beginning on August 16, 2022 (such date, the “Petition Date”), Endo and certain of its affiliates and subsidiaries (collectively, the “Debtors”) each commenced voluntary chapter 11 cases (the “Chapter 11 Cases”) by filing a petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court” or, the “Court”), Case No. 22-22549 (JLG).
WHEREAS, immediately prior to the commencement of the Chapter 11 Cases, on August 16, 2022, Endo, together with each of its affiliates and subsidiaries, entered into the RSA,1 pursuant to which the Debtors and the Consenting First Lien Creditors agreed to undertake and support a financial restructuring of the existing claims against, and interests in, the Debtors (the “Restructuring”).
WHEREAS, on November 23, 2022, the Debtors filed the Debtors’ Motion for an Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, (III) Approving the Sale of Substantially all of the Debtors’ Assets and (IV) Granting Related Relief [Docket No. 728] (the “Bidding Procedures and Sale Motion”) pursuant to which the Debtors sought Court authority to engage in a comprehensive sale and marketing process (the “Sale Process”) for substantially all of the assets of the Debtors and their Non-Debtor Affiliates (the “Sale”). Consistent with the RSA, the Consenting First Lien Creditors, through a separate entity, agreed to cause such entity to serve as the stalking horse bidder in connection with the Sale Process (the “Stalking Horse Bidder”).
1    Capitalized terms have the meaning ascribed to them in Article I below or in the Approved Plan (defined below), as applicable.

WHEREAS, on April 3, 2023, the Bankruptcy Court entered the Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, and (III) Granting Related Relief [Docket No. 1765] (as may be amended from time to time and as entered by the Bankruptcy Court, the “Bidding Procedures Order” and, the bidding procedures set forth therein, the “Bidding Procedures”), whereby the Sale Process was authorized to commence in accordance with the Bidding Procedures.
WHEREAS, on June 20, 2023, the Debtors filed the Notice of (I) Debtors’ Termination of the Sale and Marketing Process, (II) Naming the Stalking Horse Bidder as the Successful Bidder, and (III) Scheduling of the Accelerated Sale Hearing [Docket No. 2240] naming the Stalking Horse Bidder as the sole Successful Bidder (as defined in the Bidding Procedures Order) and setting the Sale Objection Deadline (as defined in the Bidding Procedures Order).
WHEREAS, on July 18, 2023, the Sale Objection Deadline, the United States filed the Objection of the United States of America to the Debtors’ Motion for an Order (I) Establishing Bidding, Noticing, and Assumption and Assignment Procedures, (II) Approving Certain Transaction Steps, (III) Approving the Sale of Substantially All of the Debtors’ Assets and (IV) Granting Related Relief – and – Memorandum of Law in Support of Motion to Appoint Chapter 11 Trustee [Docket No. 2460] (the “USG Objection”) and the Office of the United States Trustee (the “U.S. Trustee”) filed the Amended Objection of the United States Trustee to Order Approving the Sale of Substantially All of the Debtors’ Assets [Docket No. 2464] (the “UST Objection”), each objecting to the proposed Sale to the Stalking Horse Bidder.
WHEREAS, before the Petition Date, the DOJ-CPB and SDFL commenced a criminal investigation of certain of the Debtors in connection with their marketing, promotion, sale, and manufacturing of Opana ER (the “Alleged Conduct”). DOJ-CPB filed proof of claim number 3056 in the Chapter 11 Cases in connection with this investigation (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DOJ Criminal Claim”).
WHEREAS, in order to resolve the DOJ Criminal Claim, Debtor Endo Health Solutions Inc. (“EHSI”), the DOJ-CPB, and SDFL, on behalf of the United States, have agreed to the form of plea agreement (the “DOJ Criminal Plea Agreement”) attached hereto as Exhibit A, whereby (i) EHSI will agree to plead guilty to a criminal misdemeanor in the United States District Court for the Eastern District of Michigan (the “Criminal Court”) pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure on the terms and conditions set forth in the DOJ Criminal Plea Agreement; (ii) EHSI will agree to a sentence that includes a criminal fine in the amount of $1,086,000,000.00, for which the United States will receive an Allowed general unsecured Claim in the Chapter 11 Cases, which Claim, for the avoidance of doubt, shall be Allowed (and not subject to reconsideration or subordination) under the Approved Plan and be fully satisfied and released by the Settlement Consideration pursuant to this Agreement, the Approved Plan, and the DOJ Criminal Plea Agreement (the “Criminal Fine”); and (iii) EHSI will agree to a sentence that includes a criminal forfeiture judgment on the terms and conditions set forth in the DOJ Criminal Plea Agreement and which shall be satisfied solely in accordance with the terms and conditions set forth in the DOJ Criminal Plea Agreement (the “Forfeiture”).
WHEREAS, the DOJ-Civil Fraud and SDFL commenced a civil investigation of certain of the Debtors in connection with the Alleged Conduct. DOJ-Civil Fraud filed proof of claim number 3157 on behalf of (a) HHS and its component agency CMS, which administers the Medicare program (“Medicare”) and is responsible for overseeing the Medicaid program (“Medicaid”), (b) OPM, which administers the FEHBP, (c) the DHA, which administers TRICARE, and (d) the VA, in connection with such investigation (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DOJ Civil Claim”).

WHEREAS, in order to resolve the DOJ Civil Claim, EHSI, DOJ-Civil Fraud, HHS, OPM, the DHA, and the VA have agreed to the form of a civil settlement agreement (the “DOJ Civil Settlement Agreement”) attached hereto as Exhibit B, whereby the United States will have an Allowed general unsecured Claim in the Chapter 11 Cases in the amount of $475,600,000.00, which Claim, for the avoidance of doubt, shall be Allowed (and not subject to reconsideration or subordination) under the Approved Plan and be fully satisfied and released by the Settlement Consideration pursuant to this Agreement, the Approved Plan, and the DOJ Civil Settlement Agreement.
WHEREAS, (x) HHS filed (i) proof of claim number 2350 on behalf of CMS for claims related to opioid-related items and services provided to Medicare beneficiaries for which certain Debtors are alleged to be responsible under the Medicare Secondary Payer (“MSP”) statute, 42 U.S.C. § 1395y(b) et seq., and (ii) proof of claim number 3636 on behalf of IHS, pursuant to the Federal Medical Care Recovery Act (“MCRA”), 42 U.S.C. § 2651 et seq., to recover charges associated with treating IHS beneficiaries whose medical care is alleged to be a direct result of conduct of certain Debtors, and (y) the VA filed proof of claim number 4186 (amending proof of claim number 707) pursuant to MCRA to recover the reasonable value of medical care and treatment provided to veterans and other VA beneficiaries that are alleged to be a direct result of certain of the Debtors’ conduct (collectively and as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Healthcare Agencies Opioid Claims”).
WHEREAS, HHS has also asserted Claims on behalf of CMS under the MSP statute against certain of the Debtors for items and services provided to Medicare beneficiaries related to the transvaginal mesh (“TVM”) and ranitidine products manufactured and/or sold by such Debtors, their predecessors, or their affiliates. Proof of claim number 2211 was filed in connection with such Claims (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “HHS TVM Claim” and, together with the Healthcare Agencies Opioid Claims, the “Healthcare Agencies Claims”).
WHEREAS, CMS has also asserted claim numbers 2026, 2029, 2045, and 2073 representing (i) potential overpayments under agreements between certain Debtors and CMS to make certain quarterly payments based on rebates for the Medicare Coverage Gap Discount Program and (ii) potential group health plan and workers’ compensation plan overpayments under the MSP statute (collectively, the “Protective CMS Claims”). The Protective CMS Claims will be addressed elsewhere and are therefore not addressed by this Agreement.
WHEREAS, the IRS has asserted Claims against certain of the Debtors with respect to certain tax returns and federal income taxes related to or allegedly payable in respect of the period before the Petition Date, which Claims relate to ongoing IRS audits of certain Debtors. The proofs of claim listed on the schedule attached hereto as Exhibit C were filed in connection with such Claims (collectively with any other proofs of claim filed by or on behalf of the IRS, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “IRS Prepetition Claims”). On June 14, 2023, the Debtors docketed a Notice of Filing of Information Relating to Proofs of Claim Filed by the Internal Revenue Service [Docket No. 2223] (the “IRS Claims Information Notice”), which describes the issues that are the subject of the IRS audits (the “IRS Prepetition Tax Issues”). In addition, the IRS anticipates that it may have an Administrative Expense Claim against the Debtors that would arise from any federal income taxes that become due between the Petition Date and the Plan Effective Date (including, for the avoidance of doubt, any federal income taxes arising out of or attributable to the consummation of the Approved Plan) (the “IRS Administrative Expense Claim” and, together with the IRS Prepetition Claims, the “IRS Claims”).

WHEREAS, this Agreement refers to the IRS Claims, the DOJ Criminal Claim, the DOJ Civil Claim, and the Healthcare Agencies Claims, collectively—but not the Protective CMS Claims—as the “USG Claims.”
WHEREAS, the IRS Claims and the Healthcare Agencies Claims are fully and finally satisfied and released by the Settlement Consideration pursuant to this Agreement and the Approved Plan.
WHEREAS, the DOJ Criminal Claim is resolved pursuant to this Agreement and the DOJ Criminal Plea Agreement.
WHEREAS, the DOJ Civil Claim is resolved pursuant to this Agreement and the DOJ Civil Settlement Agreement.
WHEREAS, on January 27, 2023, the Court entered that certain Stipulation and Order (A) Granting Mediation and (B) Referring Matters to Mediation [Docket No. 1257] (as amended, restated, amended and restated, supplemented, extended, or otherwise modified from time to time, the “Mediation Order”). Pursuant to the Mediation Order, Judge Shelley C. Chapman (Ret.) (the “Mediator”) facilitated discussions between the Ad Hoc First Lien Group and the United States regarding a potential resolution of the USG Claims and the USG Objection.
WHEREAS, on September 19, 2023, the Ad Hoc First Lien Group and the United States came to a preliminary understanding as to the potential economic resolution of all USG Claims, which was expressly subject to further approvals by the United States that had not yet been obtained, the terms of which were attached to the Notice of Filing of Term Sheet [Docket No. 3118] (the “USG Resolution Term Sheet”), a copy of which is attached hereto as Exhibit D.
WHEREAS, in conjunction with the potential economic resolutions set forth in the USG Resolution Term Sheet, the Debtors decided, with the assent of the United States, to seek to implement the Restructuring through a plan of reorganization; provided that the Debtors retained the right to seek to implement the Restructuring through the Debtors’ pending Sale on a standalone basis, and the United States retained the right to object to such a Sale.
WHEREAS, on December 19, 2023, the Debtors filed the Joint Plan of Reorganization of Endo International plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 3355] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, in each case, consistent in all material respects with this Agreement, the “Approved Plan”), which plan is subject to confirmation by the Bankruptcy Court (such order confirming the Approved Plan, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, in each case, consistent in all material respects with this Agreement and as entered by the Bankruptcy Court, the “Confirmation Order”).
WHEREAS, the Parties agreed to enter into this Agreement to avoid the delay, uncertainty, inconvenience, and expense of protracted litigation in connection with the USG Claims and the USG Objection.
WHEREAS, this Agreement is neither an admission of liability for the USG Claims by Endo or any of its affiliates (with the exception of the admissions made by EHSI in connection with the DOJ Criminal Plea Agreement) nor a concession by the United States that the USG Claims are not well founded.
WHEREFORE, the Parties have negotiated this Agreement in good faith and at arm’s length and intend for it to be consummated on the Plan Effective Date.

NOW, THEREFORE, in consideration of the mutual promises and obligations of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree and covenant as follows:
ARTICLE I.
DEFINED TERMS
1.01    Certain Defined Terms. For purposes of this Agreement:
(a)    “Ad Hoc First Lien Group” has the meaning ascribed to it in the Approved Plan.
(b)    “Administrative Expense Claim” means any and all Claims for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses, incurred on or after the Petition Date through and including the Effective Date, of preserving the Estates and operating the business of the Debtors; (b) Allowed Fee Claims; (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code; (d) fees and charges assessed against the Estates pursuant to 28 U.S.C. § 1930; and (e) all other Claims entitled to administrative claim status.
(c)    “Applicable Amount” means the amount equal to the product of (1) (x) in the case of a sale of Purchaser Equity under clause (A) of Section 2.02(e)(ii), the amount raised in the applicable Stock Sale Liquidity Event divided by the total equity value implied by the price per each Share sold in such Stock Sale Liquidity Event or (y) in the case of a series of sales of Purchaser Equity under clause (B) of Section 2.02(e)(ii), the aggregate amount raised in the applicable sales of Purchaser Equity comprising such Stock Sale Liquidity Event divided by the average equity value implied by the price per each Share sold in the sales of Purchaser Equity comprising such Stock Sale Liquidity Event and (2) the Contingent Payment Balance immediately before the Liquidity Event Trigger Date in respect of such Stock Sale Liquidity Event.
(d)    “Audited Financial Statements” means the consolidated balance sheet of Purchaser Parent and its subsidiaries as of the end of Purchaser Parent’s fiscal year, and the related consolidated statement of income or operations, consolidated statement of changes in shareholders’ or members’ equity, and cash flows for such fiscal year, setting forth, in each case and in comparative form, the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with generally accepted accounting principles (GAAP); such consolidated statements to be audited and accompanied by a report and opinion of Purchaser Parent’s nationally recognized, independent certified public accountant, which report and opinion shall be prepared in accordance with generally accepted auditing standards.
(e)    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and any corresponding local rules of the Bankruptcy Court.
(f)    “Business Day” means any day other than a Saturday, Sunday, or “Legal Holiday” as defined in Bankruptcy Rule 9006(a).
(g)    “Cause of Action” has the meaning ascribed to it in the Approved Plan.
(h)    “Claim” has the meaning ascribed to it in the Approved Plan.
(i)    “Consenting First Lien Creditors” has the meaning ascribed to it in the Approved Plan.

(j)    “Contingent Payment Balance” means, at the time of measurement, the Maximum Contingent Payment Amount less the sum of any Contingent Payments and any Applicable Amounts paid by Purchaser Parent hereunder through such measurement date.
(k)    “EBITDA” means net income (loss) as reported on Purchaser Parent’s consolidated audited annual financial statements before interest expense (net), income tax expense, depreciation, and amortization, each prepared in accordance with generally accepted accounting principles (GAAP).
(l)    “EBITDA Outperformance Percentage” means, with respect to the applicable Reporting Calendar Year, the percentage set forth below under the column “EBITDA Outperformance Percentage” for such calendar year:

Year	EBITDA Outperformance Percentage
2024	135%
2025	120%
2026	120%
2027	120%
2028	120%

(m)    “EBITDA Outperformance Target” means, with respect to the applicable Reporting Calendar Year, the Projected EBITDA for such Reporting Calendar Year multiplied by the EBITDA Outperformance Percentage for such Reporting Calendar Year.

Year	Current EBITDA Outperformance Targets[2]
2024	$627,000,000 multiplied by 135% = $846,450,000
2025	$738,000,000 multiplied by 120% = $885,600,000
2026	$833,000,000 multiplied by 120% = $999,600,000
2027	$889,000,000 multiplied by 120% = $1,066,800,000
2028	$949,000,000 multiplied by 120% = $1,138,800,000

(n)    “Final Order” has the meaning ascribed to it in the Approved Plan.
(o)    “First Lien Backstop Commitment Parties” has the meaning ascribed to it in the Approved Plan.
(p)    “First Lien Claims” has the meaning ascribed to it in the Approved Plan.
(q)    “GUC Backstop Commitment Parties” has the meaning ascribed to it in the Approved Plan.
2    Subject to change in accordance with any adjustment of Projected EBITDA pursuant to Section 2.02(c).

(r)    “GUC Trust” has the meaning ascribed to in the Approved Plan.
(s)    “Historic Filing Positions” means the Debtors’ historic filing positions with respect to the IRS Prepetition Tax Issues, which historic filing positions are reflected in the Debtors’ U.S. federal income tax returns filed with respect to taxable periods ending on or before the Petition Date, as discussed in the IRS Claims Information Notice.
(t)    “Interim Period” means the period beginning with the day following the Petition Date and ending with the Plan Effective Date.
(u)    “Interim Period Tax Returns” means any U.S. federal income tax returns filed or required to be filed with respect to the Interim Period (or portion thereof).
(v)    “Liquidity Event” means any of the transactions described in Section 2.02(e)(i) and any Stock Sale Liquidity Event. For the avoidance of doubt, neither (x) the listing by Purchaser Parent of Purchaser Equity on a stock exchange on or after the Plan Effective Date nor (y) an individual shareholder of Purchaser Parent’s sale of its Purchaser Equity (whether in a block trade or multiple trades) is a Liquidity Event.
(w)    “Liquidity Event Trigger Date” means, as applicable, (1) in the case of a Liquidity Event described in clause (A) of Section 2.02(e)(i), the closing date of such Liquidity Event, (2) in the case of a series of sales that constitute a Qualifying Series Liquidity Event described in clause (B) of Section 2.02(e)(i), the final closing date in such series of sales, (3) in the case of a sale of Purchaser Equity comprising a Stock Sale Liquidity Event under clause (A) of Section 2.02(e)(ii), the closing date of such sale of Purchaser Equity, or (4) in the case of a series of sales of Purchaser Equity comprising a Stock Sale Liquidity Event under clause (B) of Section 2.02(e)(ii), the final closing date in such series of sales of Purchaser Equity.
(x)    “Non-Debtor Affiliates” has the meaning ascribed to it in the Approved Plan.
(y)    “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, a government entity, an unincorporated organization, a group, or any legal entity or association.
(z)    “Plan Buyer” means any Purchaser Entity or other Person that is treated as acquiring assets or equity of the Debtors or their Non-Debtor Affiliates pursuant to the Approved Plan for U.S. federal income tax purposes.
(aa)    “Plan Effective Date” has the meaning ascribed to the term “Effective Date” in the Approved Plan.
(bb)    “Post-Emergence Entities” has the meaning ascribed to it in the Approved Plan.
(cc)    “Prepetition Secured Parties” has the meaning ascribed to it in the Approved Plan.
(dd)    “Projected EBITDA” means, with respect to the applicable Reporting Calendar Year, the amount set forth below under the column “Projected EBITDA” for such calendar year:

Year	Projected EBITDA
2024	$627,000,000
2025	$738,000,000
2026	$833,000,000
2027	$889,000,000
2028	$949,000,000

(ee)    “Purchaser Entity” has the meaning ascribed to it in the Approved Plan.
(ff)    “Purchaser Equity” has the meaning ascribed to it in the Approved Plan.
(gg)    “Purchaser Parent Board” has the meaning ascribed to it in the Approved Plan.
(hh)    “Remaining Reporting Calendar Years” means the Reporting Calendar Year(s) that have not yet ended as of the applicable date of adjustment pursuant to Section 2.02(c).
(ii)    “Reporting Calendar Year” means, as applicable, each of the calendar years 2024, 2025, 2026, 2027, and 2028.
(jj)    “Representatives” means, with respect to any Person, such Person’s current and former officers, directors (including any Persons in any analogous roles under applicable law), employees, contractors, principals, members, equityholders, managers, partners, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, experts, and other professionals.
(kk)    “Required Consenting Global First Lien Creditors” has the meaning ascribed to it in the RSA.
(ll)    “RSA” has the meaning ascribed to it the Approved Plan.
(mm)    “Taxable Asset Sale” means a transaction to which neither 26 U.S.C. §§ 351 nor 368 applies.
(nn)    “Threshold Enterprise Value” means the amount set forth below with respect to the applicable Reporting Calendar Year in which a Liquidity Event Trigger Date occurs, subject to adjustment in accordance with Section 2.02, below:

($ in millions)
Reporting Calendar Year	2024	2025	2026	2027	2028
Threshold Enterprise Value	$6,772	$7,085	$7,997	$8,534	$9,110

(oo)    “Total Enterprise Value” means (1) the market capitalization of Purchaser Parent plus the book value of the outstanding interest-bearing indebtedness of the Purchaser Entities, in each case, on the Liquidity Event Trigger Date minus (2) the consolidated cash of Purchaser Parent as of the most recent calendar month-end before the Liquidity Event Trigger Date.
(pp)    “Trusts” means any and all trusts or sub-trusts established or that are contemplated to receive a distribution pursuant to the Approved Plan, including the PPOC Trust, each PPOC Sub-Trust, the GUC Trust, each Distribution Sub Trust, the Future PI Trust, the Public Opioid Trust, the Tribal Opioid Trust, the Canadian Provinces Trust, the Other Opioid Claims Trust, the EFBD Claims Trust, and the Opioid School District Recovery Trust.
1.02    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:
Advisor Notice Parties    5.07
Agreement    Preamble
Agreement Effective Date    3.01
Alleged Conduct    Recitals
Approved Plan    Recitals
Bankruptcy Code    Recitals
Bankruptcy Court    Recitals
Bidding Procedures    Recitals
Bidding Procedures and Sale Motion    Recitals
Bidding Procedures Order    Recitals
Chapter 11 Cases    Recitals
CMS    Preamble
Conference    5.09(a)
Confirmation Order    Recitals
Contingent Consideration    2.02(b)
Contingent Note Payment    2.02(a)
Contingent Note Payment Amount    2.02(a)
Court    Recitals
Criminal Court    Recitals
Criminal Fine    Recitals
Debtors    Recitals
DHA    Preamble
Dispute    5.09(a)
Dispute Notice    5.09(a)
DOJ Civil Claim    Recitals
DOJ Civil Settlement Agreement    Recitals
DOJ Criminal Claim    Recitals
DOJ Criminal Plea Agreement    Recitals
DOJ-Civil Fraud    Preamble
DOJ-CPB    Preamble
EHSI    Recitals
Endo    Preamble
Endo Group    3.05(a)
Event of Default    4.01
FEHBP    Preamble
Fixed Consideration    2.01(a)
Fixed Consideration Amount    2.01(a)
Forfeiture    Recitals

Future Bankruptcy Proceeding    3.04
Healthcare Agencies Claims    Recitals
Healthcare Agencies Opioid Claims    Recitals
HHS    Preamble
HHS TVM Claim    Recitals
Identified Disputes    5.09(a)
IHS    Preamble
Illustrative Fixed Consideration Prepayment Schedule    2.01(b)
Independent Valuation    3.05(d)
IRS    Preamble
IRS Administrative Expense Claim    Recitals
IRS Claims    Recitals
IRS Claims Information Notice    Recitals
IRS Prepetition Claims    Recitals
IRS Prepetition Tax Issues    Recitals
Maximum Contingent Payment Amount    2.02(b)
MCRA    Recitals
Mediation Order    Recitals
Mediator    Recitals
Medicaid    Recitals
Medicare    Recitals
MSP    Recitals
Non-Effectiveness Event    4.03(a)
Notice of Payment Default    4.02(a)
Obligor Fixed Consideration Prepayment Right    2.01(b)
OIG-HHS    Preamble
OPM    Preamble
Parties    Preamble
Payment Default    4.01(a)
Petition Date    Recitals
Prepayment Amount    2.01(b)
Protective CMS Claims    Recitals
Purchaser Parent    Preamble
Qualifying Series Liquidity Event    2.02(c)
Requesting Party    5.09(a)
Restructuring    Recitals
Sale    Recitals
Sale Process    Recitals
SDFL    Preamble
Settlement Consideration    2.02(b)
Settlement Monetary Obligations    3.03
Stalking Horse Bidder    Recitals
Stipulated Basis    3.05(d)
Stock Sale Liquidity Event    2.02(e)(ii)
TRICARE    Preamble
TVM    Recitals
U.S. Trustee    Recitals
Uncured Payment Default    4.02(a)
United States    Preamble
USG Call Right    2.01(c)
USG Claims    Recitals
USG Objection    Recitals
USG Resolution Term Sheet    Recitals
UST Objection    Recitals

VA    Preamble

ARTICLE II.
ECONOMIC TERMS AND CONDITIONS
2.01    Fixed Consideration.
In full and final satisfaction of all USG Claims, Purchaser Parent (or any other Purchaser Entity at the direction of Purchaser Parent) shall pay the United States as follows in this Article II:
(a)    Fixed Consideration Amount. Subject to the terms and conditions of this Agreement, Purchaser Parent shall pay to the United States an aggregate amount equal to $364,900,000.00 (such aggregate amount, the “Fixed Consideration Amount” and, such consideration, the “Fixed Consideration”), payable in ten equal annual installments of $36,490,000.00, commencing on the first anniversary of the Plan Effective Date and concluding on the tenth anniversary of the Plan Effective Date.
(b)    Prepayment Right. Purchaser Parent shall have the right to prepay the entire balance of the Fixed Consideration Amount or any portion thereof (any such amount subject to prepayment, a “Prepayment Amount”), at any time without premium or penalty, in an amount equal to the net present value of the Prepayment Amount, discounted at a rate of 12.75%, as determined on the date of such prepayment (such right, the “Obligor Fixed Consideration Prepayment Right”). An illustrative schedule of Prepayment Amounts (assuming the full discounted prepaid balance of the Fixed Consideration Amount is paid on the Plan Effective Date or any successive month thereafter) is attached hereto as Exhibit E (the “Illustrative Fixed Consideration Prepayment Schedule”).
(c)    Call Right. No later than fourteen (14) days after the date on which the Bankruptcy Court enters the Confirmation Order, the United States may elect, by delivery of written notice of such election to Purchaser Parent in accordance with Section 5.07, that Purchaser Parent prepay in full on the Plan Effective Date the Fixed Consideration Amount, in the amount of $200,000,000.00 (such right, the “USG Call Right”). This payment will be made on the Plan Effective Date.
(d)    In lieu of direct payment by Purchaser Parent, Purchaser Parent shall have the right to direct EHSI (or any of its affiliates) to make any payment to the United States under this Section 2.01 that is scheduled for payment on the Plan Effective Date.
2.02    Contingent Consideration.
(a)    Contingent Note Payment Amount. Subject to the terms and conditions of this Agreement, Purchaser Parent shall pay to the United States an amount equal to $25,000,000, subject to adjustment in accordance with Section 2.02(e)(ii) (the “Contingent Note Payment Amount” and, any such payment, a “Contingent Note Payment”) as follows:
(i)    Purchaser Parent shall deliver its Audited Financial Statements for each Reporting Calendar Year to the United States on the 30th day after the date Purchaser Parent files such Audited Financial Statements with the Securities and Exchange Commission (or, in the event Purchaser Parent does not have public reporting obligations for that Reporting Calendar Year, as soon as possible, but no later than 90 days after the end of such fiscal year);

(ii)    Concurrently with the delivery of such Audited Financial Statements, Purchaser Parent shall deliver to the United States a certificate signed by a responsible officer providing the calculation of EBITDA based on such Audited Financial Statements and, for the purpose of determining whether the EBITDA Outperformance Target has been achieved, the calculation of the EBITDA as a percentage relative to the EBITDA Outperformance Target;
(iii)    if the EBITDA for that Reporting Calendar Year (as reported in the aforementioned Audited Financial Statements and certified in the officer’s certificate) exceeds the applicable EBITDA Outperformance Target for such Reporting Calendar Year then, concurrently with the delivery of such officer’s certificate, Purchaser Parent shall remit the Contingent Note Payment to the United States in accordance with the remittance instructions provided by the United States in writing; and
(iv)    if the EBITDA for that Reporting Calendar Year (as reported in the aforementioned Audited Financial Statements and certified in the officer’s certificate) is equal to or less than the applicable EBITDA Outperformance Target for such Reporting Calendar Year, then Purchaser Parent shall have no obligation to make any Contingent Note Payment to the United States in respect of such Reporting Calendar Year.
(b)    Purchaser Parent’s obligation to make a Contingent Note Payment in any given Reporting Calendar Year is determined according to the aforementioned criteria and is calculated independently of, and in addition to, Purchaser Parent’s obligation to make a Contingent Note Payment in any other Reporting Calendar Year. Notwithstanding anything else in this Agreement, the sum of any and all (i) Contingent Note Payments and (ii) Applicable Amounts paid to the United States (collectively, the “Contingent Consideration”) under this Agreement shall not exceed $100,000,000.00 in the aggregate (such amount, the “Maximum Contingent Payment Amount”). The Contingent Consideration shall be a senior unsecured obligation of Purchaser Parent, and shall not be made structurally junior to any of the obligations outstanding under any other settlement incorporated into the Approved Plan. The Contingent Consideration and the Fixed Consideration are together defined as the “Settlement Consideration.”
(c)    Asset Acquisitions and Sales. For any Remaining Reporting Calendar Year in which the Purchaser Entities acquire or sell assets, as well as for any subsequent Remaining Reporting Calendar Years, the Projected EBITDA for such year(s) shall be adjusted upward or downward dollar for dollar in an amount equal to the EBITDA contribution of such acquired or sold assets, respectively, in each case, calculated as of the closing date of each such asset acquisition or sale; provided that any single sale or series of sale transactions, within a twelve-month period, of assets that contributed more than 66.7% of the actual EBITDA of the four calendar quarters preceding the last such sale shall constitute a Liquidity Event (such a series of sales within a twelve-month period, a “Qualifying Series Liquidity Event”). The Threshold Enterprise Value for each Remaining Reporting Calendar Year shall be adjusted upward or downward dollar for dollar in an amount equal to the purchase or sale price of any assets purchased or sold during any Remaining Reporting Calendar Year. For the avoidance of doubt, each adjustment of Projected EBITDA and Threshold Enterprise Value made pursuant to this Section 2.02(c) shall account for the timing of the applicable asset acquisition or sale.
(d)    Restated Financials. Contingent Payments shall not be subject to avoidance or clawback on account of the subsequent restatement by Purchaser Parent of any annual financial statements for any of the Reporting Calendar Years.
(e)    Liquidity Event Accelerator.
(i)    Upon the occurrence of (A) a single transaction that, in form or substance, effects a sale of Purchaser Parent and closes during any Reporting Calendar Year at an implied

Total Enterprise Value that exceeds the applicable Threshold Enterprise Value for such Reporting Calendar Year or (B) a Qualifying Series Liquidity Event, the final sale of which closes during any Reporting Calendar Year, whereby (1) the sum of (w) the total purchase price paid or payable for each such sale on the Liquidity Event Trigger Date, (x) the book value of the outstanding interest-bearing indebtedness of Purchaser Parent on the Liquidity Event Trigger Date, and (y) the average daily closing market capitalization of Purchaser Parent’s publicly traded equity for the 30 consecutive trading days following the applicable Liquidity Event Trigger Date, minus (z) the consolidated cash of Purchaser Parent as of the most recent calendar month-end before the Liquidity Event Trigger Date, exceeds (2) the applicable Threshold Enterprise Value for the Reporting Calendar Year in which such Liquidity Event Trigger Date occurs, then, in the case of either (A) or (B), the Contingent Payment Balance shall become fully due and payable on the applicable Liquidity Event Trigger Date. In the event that Purchaser Parent’s equity is not publicly listed on and after the Liquidity Event Trigger Date, such equity value shall be determined by a nationally recognized investment banking or valuation firm selected and retained by Purchaser Parent with the United States’ approval, which approval is not to be unreasonably withheld, conditioned, or delayed.
(ii)    Upon the occurrence of (A) any single sale or (B) multiple sales, in the case of either (A) or (B), of Purchaser Equity with an aggregate value of $500,000,000.00 or more that is or are consummated by two or more unaffiliated shareholders of Purchaser Parent acting in concert (but not including Purchaser Parent or any of its subsidiaries or the GUC Trust) and that is (1) organized and managed by an investment bank or broker-dealer that is engaged by the selling shareholder(s) and not an open market sale or (2) a secondary registered offering of such Purchaser Equity that is underwritten by an underwriter, which, in each case, closes during any Reporting Calendar Year at an implied Total Enterprise Value exceeding the Threshold Enterprise Value for the Reporting Calendar Year in which the applicable Liquidity Event Trigger Date occurs (each of the transactions described in this Section 2.02(e)(ii), a “Stock Sale Liquidity Event”), then Purchaser Parent shall pay the Applicable Amount on the applicable Liquidity Event Trigger Date. Any payment of an Applicable Amount shall reduce the Maximum Contingent Payment Amount hereunder on a dollar-for-dollar basis. Following the payment of any Applicable Amount, the maximum Contingent Note Payment Amount payable in any subsequent Reporting Calendar Year shall be equal to the product of (1) the Contingent Note Payment Amount prior to the payment of such Applicable Amount and (2) one (1) minus the result of (a) the amount raised in the applicable Stock Sale Liquidity Event divided by (b) either (x) in the case of a Stock Sale Liquidity Event described in subclause (A) of this clause (ii), the total equity value implied by the price per each Share sold in such Stock Sale Liquidity Event or (y) in the case of a Stock Sale Liquidity Event described in subclause (B) of this clause (ii), the average equity value implied by the price per each Share sold in the sales comprising such Stock Sale Liquidity Event.
(f)    Evidence of Obligations. The obligations under this Section 2.02 shall be evidenced by this Agreement. In addition, the United States may request that Purchaser Parent further evidence such obligations in the form of a promissory note, in which event, Purchaser Parent shall prepare, execute, and deliver to the United States a promissory note payable to the United States incorporating the applicable terms hereunder.
ARTICLE III.
IMPLEMENTATION
3.01    Conditions to Effectiveness.
The following are conditions precedent to the effectiveness of this Agreement that must be satisfied or waived by the Parties with the consent of the Required Consenting Global First Lien Creditors (the date on which such conditions are met, the “Agreement Effective Date”):

(a)    The Bankruptcy Court or another court of competent jurisdiction shall have entered the Confirmation Order, and such order shall not have been stayed pending any appeal therefrom.
(b)    (i) The Endo Group and the Plan Buyers shall have structured the sale transaction in the Approved Plan in a manner that is intended to be treated as a Taxable Asset Sale, as required by Section 3.05(a) hereof, and (ii) the IRS shall not have raised any objection or request for modification under Section 3.05(a) hereof that has not been addressed by the Endo Group and the Plan Buyers to the satisfaction of the IRS.
(c)    The Bankruptcy Court shall have authorized the Debtors’ entry into and performance under the DOJ Civil Settlement Agreement, which authorization may be provided in the Confirmation Order.
(d)    The Bankruptcy Court shall have authorized the Debtors’ entry into and performance under the DOJ Criminal Plea Agreement, which authorization may be provided in the Confirmation Order.
(e)    EHSI and the United States shall have executed the DOJ Civil Settlement Agreement.
(f)    EHSI and the United States shall have executed the DOJ Criminal Plea Agreement.
(g)    The Plan Effective Date shall have occurred or be deemed to have occurred concurrent with the Agreement Effective Date.
(h)    The Criminal Court shall have accepted the DOJ Criminal Plea Agreement and shall have imposed criminal penalties consistent with, and in an amount no greater than, the terms set forth in the DOJ Criminal Plea Agreement and this Agreement.
(i)    OIG-HHS shall not have exercised any available authority, or confirmed in writing its intent to exercise, any available authority to exclude any of EHSI’s parent companies or any of their respective affiliates, divisions, or subsidiaries (other than EHSI), or its or their successors or assigns, including any Purchaser Entity, from participation in Federal healthcare programs.
(j)    Any agency of the Federal Government shall not have exercised any available authority, or expressed in writing its intent to exercise any available authority, to exclude render ineligible, suspend, propose for debarment, or debar any of EHSI’s parent companies or any of their respective affiliates, divisions, or subsidiaries (other than EHSI), or its or their successors or assigns, including any Purchaser Entity from participation in Federal Government procurement or non-procurement programs on account of the Alleged Conduct underlying the DOJ Criminal Claim or the DOJ Civil Claim or the resolutions thereof.
(k)    Each of the Parties shall have delivered counterpart signatures to this Agreement.
3.02    Allocation of Settlement Consideration.
The United States may, in its sole discretion, allocate and apportion the Settlement Consideration as between the respective claimants that have asserted the USG Claims; provided that Purchaser Parent (or EHSI (or any of its affiliates), as applicable) shall be entitled to make all payments required under this Agreement to a single payee and in accordance with remittance instructions provided by the United States in writing. Within thirty (30) days following the Plan

Effective Date, the United States shall provide the Debtors and the Purchaser Entities with a statement setting forth the United States’ allocation and apportionment of the Settlement Consideration as between the IRS Claims, on the one hand, and the other USG Claims.
3.03    Effect of Plan Effective Date.
On the Plan Effective Date, in accordance with the Approved Plan, the USG Claims shall be fully and finally satisfied and released. For the avoidance of doubt, on and after the Plan Effective Date (a) the Approved Plan shall fully and finally resolve all USG Claims; (b) the Approved Plan shall effect a sale and/or transfer of the Debtors’ assets to the Purchaser Entities free and clear of all USG Claims; and (c) the obligations to provide the Settlement Consideration shall be the only monetary obligations owed to the United States related to the USG Claims (the “Settlement Monetary Obligations”), including pursuant to the DOJ Criminal Plea Agreement (provided that the Forfeiture shall be satisfied in full in accordance with the terms of the DOJ Criminal Plea Agreement) and the DOJ Civil Settlement Agreement, and the only recourse of the United States with respect to the Settlement Monetary Obligations shall be to Purchaser Parent, as set forth in this Agreement. For the avoidance of doubt, nothing in this Agreement shall absolve any party from any non-monetary obligation in the DOJ Criminal Plea Agreement or the DOJ Civil Settlement Agreement.
3.04    Treatment of Settlement Monetary Obligations.
To the extent that Purchaser Parent (or any affiliate filing a consolidated U.S. income tax return therewith) commences voluntary chapter 11 cases prior to the repayment in full of the Settlement Consideration (and prior to the expiration of the last Reporting Calendar Year, if applicable) (a “Future Bankruptcy Proceeding”), the Parties hereby consent and agree that any unpaid balance of the Settlement Consideration comprises an assumption of liability and a compromise of taxes payable by the applicable U.S. taxpayer Purchaser Entity and shall, accordingly, receive priority status under Bankruptcy Code section 507(a)(8) in a Future Bankruptcy Proceeding. For the avoidance of doubt, the applicable time periods shall be tolled, pursuant to the flush language at the end of Bankruptcy Code section 507(a)(8), from the Petition Date until the date of the Uncured Payment Default, plus ninety days.
3.05    Tax Matters.
(a)    The Approved Plan shall be implemented through a Taxable Asset Sale by Endo and one or more of Endo’s controlled subsidiaries (together with Endo, the “Endo Group”) to one or more of the Plan Buyers for U.S. federal income tax purposes. In connection with any acquisition of equity interests in a member of the Endo Group by a Plan Buyer, the applicable Plan Buyer and/or member of the Endo Group shall make all elections permitted under applicable law to treat, or otherwise report on any applicable U.S. federal income tax return, such acquisition as a taxable purchase of assets for U.S. federal income tax purposes. By no later than February 23, 2024, the Endo Group and the Plan Buyers will provide to the IRS a summary of the proposed transaction, including a description of why the transaction qualifies as a Taxable Asset Sale. If the IRS does not agree that the proposed transaction will result in a Taxable Asset Sale, the Endo Group and Plan Buyers will modify the proposed transaction so as to satisfy the IRS in this regard. The IRS will provide its response no later than March 4, 2024.
(b)    No Plan Buyer or Purchaser Entity shall succeed to any U.S. federal income net operating losses, tax credits or other U.S. federal income tax attributes of any member of the Endo Group.
(c)    The Approved Plan shall provide that all IRS Claims shall be fully satisfied solely by the portion of the Settlement Consideration allocated to the IRS Claims pursuant to

Section 3.02 of this Agreement. On the Plan Effective Date, the IRS Claims shall be deemed, in part, an allowed, unsubordinated priority claim and, in part, an allowed, unsubordinated general unsecured claim, each in such amount equal to the settlement amounts to be received by the IRS as allocated by the United States. For the avoidance of doubt, the United States shall make no Claim against the Debtors, the Endo Group, or any Purchaser Entities (or their respective affiliates) with respect to any IRS Claims and none of the Debtors, the Endo Group, or any Purchaser Entities (or their respective affiliates) shall have any liability for any IRS Claims (notwithstanding that any tax returns filed with respect to taxes that are IRS Claims may reflect liability for taxes). Furthermore, the Debtors, the Endo Group, and the Purchaser Entities may not claim a refund of U.S. federal income taxes for any tax period covered by the IRS Claims.
(d)    The Plan Buyers’ aggregate U.S. federal income tax basis (the “Stipulated Basis”) in all of the assets acquired from the Endo Group on the Plan Effective Date shall equal the fair market value of these assets as of the Plan Effective Date as determined by a valuation conducted after the Plan Effective Date by Deloitte LLP or another nationally recognized firm selected by the Purchaser Parent Board and retained by the Purchaser Parent and/or the applicable Plan Buyer (as applicable) (the “Independent Valuation”); provided that the Plan Buyers’ Stipulated Basis as of the end of the Plan Effective Date shall not be less than $3,500,000,000.00 and, to the extent the Independent Valuation exceeds $4,650,000,000.00, the Stipulated Basis shall be $4,650,000,000.00. In the event that the Independent Valuation is lower than $4,650,000,000.00, the Plan Buyers may add any costs and expenses incurred by any Purchaser Entity (on its own behalf) in connection with or arising from the Approved Plan or the Chapter 11 Cases to their basis so long as their total basis in the acquired assets does not exceed the maximum Stipulated Basis amount of $4,650,000,000.00. For the avoidance of doubt, this limitation on Stipulated Basis does not preclude the Plan Buyers from making post-acquisition expenditures or other payments after the Effective Date that increase their basis in the assets at issue in accordance with applicable federal tax law; provided that none of the payments made pursuant to the Approved Plan to any creditor or administrative claimant of the Debtors or to the Trusts shall be added to the Plan Buyers’ basis in the acquired assets based on the Independent Valuation of their fair market value. In addition, no part of the Settlement Consideration or payments made pursuant to the Approved Plan to any creditor or administrative claimant of the Debtors or to the Trusts shall be deductible for U.S. federal income tax purposes on any return filed by or on behalf of the Purchaser Entities.
(e)    The Debtors and the Plan Buyers reserve the right to determine, in accordance with applicable law, that the respective and separate taxable year of each of the Debtors and the Plan Buyers shall end as of the end of the Plan Effective Date and a new and separate taxable year of each of the Debtors and the Plan Buyers shall begin as of immediately following the Plan Effective Date.
(f)    For the avoidance of doubt, nothing in this Agreement absolves the Debtors, the Endo Group, the Purchaser Entities, or any other Person from filing any tax returns that are otherwise required to be filed for any tax period, including for the tax period covered by the IRS Administrative Expense Claim. The Parties agree that, in connection with the preparation and filing of any Interim Period Tax Returns, the Debtors shall prepare and file such Interim Period Tax Returns in accordance with the Historic Filing Positions. For the avoidance of doubt, the United States shall make no claim, demand, or take any action against the Debtors, the Endo Group, or any Purchaser Entities (or their respective affiliates) with respect to any Historic Filing Positions reflected on any Interim Period Tax Return. For the further avoidance of doubt, the IRS reserves the right to challenge any tax position taken by the Purchaser Entities after the Plan Effective Date, including any tax position that is consistent with or relies on the Debtors’ Historic Filing Positions but excluding any positions expressly agreed to by the Parties in this Agreement (including, without limitation, the Stipulated Basis described in Section 3.05(d)). Moreover, any decision by the IRS not to challenge any of the Debtors’ tax returns based on the

Historic Filing Positions pursuant to this Agreement shall not constitute evidence of the IRS’s acceptance of these Historical Filing Positions with respect to any return filed by or on behalf of the Purchaser Entities.
3.06    Releases.
(a)    With respect to the IRS Claims and the Healthcare Agencies Claims, the United States fully and finally releases the Debtors, the Purchaser Entities, the Ad Hoc First Lien Group, the Prepetition Secured Parties, the Consenting First Lien Creditors, the GUC Backstop Commitment Parties, the First Lien Backstop Commitment Parties, and any of their respective Representatives from any liability to pay any part of the liabilities reflected in or arising out of such Claims; provided that Purchaser Parent is not released from its obligation to pay the Settlement Consideration pursuant to this Agreement.
(b)    In addition, the United States waives and shall not assert claims under the MSP statute or MCRA against or seek payment based upon, related to, or arising from any of the Healthcare Agencies Claims from (1) any person or entity (as well as a beneficiary, parent, sponsor, attorney or legally responsible individual of such person or entity), that receives payment or proceeds from or on behalf of any Debtor, including those parties receiving payments or proceeds from the Trusts, with respect to such payments or proceeds, or (2) any entity (including, without limitation, a creditor of a Debtor) making payment on behalf of any Debtor to the Trusts, with respect to such payments.
(c)    With respect to the DOJ Criminal Claim and the DOJ Civil Claim, respectively, the United States provides those releases as set forth in the DOJ Civil Settlement Agreement and the DOJ Criminal Plea Agreement, respectively. In addition, the United States fully and finally releases the Purchaser Entities, the Ad Hoc First Lien Group, the Prepetition Secured Parties, the Consenting First Lien Creditors, the GUC Backstop Commitment Parties, the First Lien Backstop Commitment Parties, and all of their respective Representatives from any liability to pay any part of the monetary liabilities reflected in or arising out of those Claims, except the Purchaser Parent’s obligation to satisfy the obligations hereunder.
(d)    For the avoidance of doubt, with respect to the United States, nothing in the Approved Plan or this Agreement shall limit or expand the meaning or effect of section 1141(c) of the Bankruptcy Code with respect to the asset transfers set forth in the Approved Plan, or in any agreement, instrument, or other document incorporated in the Approved Plan (including the PSA). Nor, with respect to the United States, does anything in the Approved Plan or this Agreement limit or expand the scope of discharge, release or injunction to which the Debtors or Post-Emergence Entities are entitled to under the Bankruptcy Code, if any; provided that nothing in this Section 3.06(d) shall serve to limit the scope of the releases granted pursuant to this Agreement.
(e)    Notwithstanding the releases given in Section 3.03 and this Section 3.06, or any other terms of this Agreement, the following Claims of the United States are specifically reserved and are not released:
(i)    except as otherwise provided in this Agreement, the DOJ Criminal Plea Agreement or DOJ Civil Settlement Agreement, any injunctive or regulatory enforcement right of the United States (including any agency thereof), in either case, that is not a “claim” as defined under 11 U.S.C. § 101(5);
(ii)    any non-monetary obligations set forth in the DOJ Criminal Plea Agreement or DOJ Civil Settlement Agreement;

(iii)    any liability based upon obligations created by this Agreement; and
(iv)    any liability of Persons other than the Persons described in this Section 3.06.
(f)    Each of the Debtors, the Purchaser Entities, and, pursuant to the Confirmation Order, the Ad Hoc First Lien Group, the Prepetition Secured Parties, the Consenting First Lien Creditors, the GUC Backstop Commitment Parties, and the First Lien Backstop Commitment Parties, in each case, together with all of their respective Representatives, fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including for attorneys’ fees, costs, and expenses of every kind and however denominated) that the Debtors or Purchaser Entities have asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the USG Claims or the United States’ investigation or prosecution thereof. Notwithstanding the foregoing: (1) nothing herein shall prevent Endo (including any of its affiliates, divisions, or subsidiaries, or its successors, or assigns) or the Purchaser Entities from challenging in an administrative proceeding, legal proceeding, or otherwise an exclusion, ineligibility or non-responsibility determination, termination, or proposed or actual suspension or debarment from or in connection with participation by Endo (including any of its affiliates, divisions, or subsidiaries, or its successors, or assigns, in each case, other than EHSI) or any Purchaser Entity in any Federal Government procurement, non-procurement, or healthcare program or agreement; and (2) all claims of the Debtors and/or the Purchaser Entities with respect to any liability based upon obligations created by this Agreement are specifically reserved and are not released.
ARTICLE IV.
EVENTS OF DEFAULT; TERMINATION OF AGREEMENT
4.01    Events of Default.
Each of the following, upon (and subject to) delivery of written notice thereof by the non-defaulting Party to the defaulting Party in accordance with Section 5.07, shall constitute a breach of, and an event of default under, this Agreement (each, an “Event of Default”):
(a)    On or after the Plan Effective Date, the failure of Purchaser Parent to pay any portion of the Settlement Consideration as provided herein (any such occurrence, a “Payment Default”);
(b)    On or after the Plan Effective Date, (i) the filing of a motion or pleading by the Post-Emergence Entities or the United States, as applicable, seeking to withdraw, amend or modify the Approved Plan, the Confirmation Order, or any motion to assume or approve this Agreement, which withdrawal, amendment, modification or filing is not consistent with this Agreement in any material respect or (ii) the filing of a motion or pleading by the Post-Emergence Entities or the United States, as applicable, that is not consistent with this Agreement in any material respect and, in the case of each of (i) or (ii), such motion or pleading has not been withdrawn prior to the earlier of (x) three (3) Business Days after the moving Party receives written notice in accordance with Section 5.07 from the non-moving Party that such motion or pleading is inconsistent with this Agreement, and (y) the entry of an order of a court approving such motion or pleading; and
(c)    On or after the Plan Effective Date, the violation of any term of this Agreement, including, without limitation, the violation of any of the terms set forth in Section 3.03, Section 3.04, Section 3.05, or Section 3.06.

4.02    Effect of Event of Default.
(a)    Payment Default. Upon the occurrence of a Payment Default, the United States shall provide a written “Notice of Payment Default” to Purchaser Parent (with copies, not constituting notice, to the Advisor Notice Parties) in accordance with Section 5.07 and Purchaser Parent shall have an opportunity to cure or dispute such Payment Default within twenty (20) Business Days from the date of its receipt of the Notice of Payment Default by either (1) making the payment due under this Agreement or (2) sending a Dispute Notice to the United States in accordance with Section 5.07. If Purchaser Parent, following receipt of a Notice of Payment Default, fails to timely cure or Dispute the Payment Default in accordance with the terms of this Agreement, absent an agreement otherwise with the United States, the Payment Default shall be deemed an “Uncured Payment Default” and the remaining unpaid balance of the Fixed Consideration and any due and owing Contingent Consideration, calculated in accordance with this Agreement, shall become immediately due and payable by Purchaser Parent and any affiliated entities that file a consolidated U.S. federal income tax return therewith. For the avoidance of doubt, the occurrence of an Uncured Payment Default does not relieve Purchaser Parent or its consolidated U.S. income tax return affiliates of any future obligation to make Contingent Consideration payments.
(b)    Other Defaults. Upon the occurrence of an Event of Default that is not a Payment Default or an Uncured Payment Default, the defaulting Party shall have sixty (60) days to cure the default, following which time period (to the extent the default has not been cured) the non-defaulting Party shall be entitled to avail itself of the Dispute Resolution procedures set forth in Section 5.09 to obtain appropriate equitable, monetary, injunctive, or other relief, as applicable, in accordance with Section 5.10.
4.03    Provisions Governing Approved Plan’s Failure to Be Confirmed or Become Effective.
(a)    Failure to Achieve Confirmation or Effectiveness of Approved Plan. The following events constitute a “Non-Effectiveness Event”: (x) failure to achieve confirmation of the Approved Plan by September 30, 2024; (y) the Plan Effective Date does not occur by February 1, 2025; or (y) the Debtors inform the Bankruptcy Court that they are abandoning the Approved Plan or are no longer seeking to have the Approved Plan become effective.
(b)    Unless each of the Parties consents (in its sole discretion) to waive or delay the effect of this paragraph, then, upon occurrence of a Non-Effectiveness Event, and notwithstanding Section 5.09 below: (x) this Agreement shall be void, and all USG Claims shall be restored to their status prior to this Agreement, with all parties to retain their rights and defenses regarding such Claims as they existed on the day before this Agreement was executed; and (y) any applicable deadline for the United States to object to the dischargeability of any USG Claims shall be set to the date that is 90 days from the date of the occurrence of the Non-Effectiveness Event. For the avoidance of doubt, nothing in this paragraph or in the Agreement restricts the ability of the United States to object to any other plan of reorganization.
4.04    Termination of Agreement.
(a)    If the Parties agree to terminate this Agreement prior to the payment in full of the Settlement Consideration, the Parties shall contemporaneously decide what, if any, obligations of this Agreement, including any releases set forth in Section 3.06, may survive such termination, and reduce to writing their new agreement in that respect.
(b)    If either the Bankruptcy Court or any other court of competent jurisdiction terminates or declares unenforceable this Agreement or any provision thereof, the parties will attempt to come to agreement on which, if any of the terms of this Agreement, including any releases set forth in Section 3.06, survive such a judicial determination, and if they are not able to do so, will seek clarification from the court whose decision they are implementing.
(c)    For the avoidance of doubt, the termination of the DOJ Criminal Plea Agreement and DOJ Civil Settlement Agreement shall be in accordance with their own terms.
4.05    Inconsistency with Approved Plan.
In the event of an inconsistency between this Agreement and the Approved Plan, this Agreement shall govern, and any Party may request that the Bankruptcy Court amend the Approved Plan to conform to this Agreement.
ARTICLE V.
MISCELLANEOUS
5.01    Third-Party Beneficiaries.
This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other Person, except to the extent provided for in Section 3.06. Each of the releasees set forth in Section 3.06 who is not a Party hereto shall be an express third-party beneficiary of such release.
5.02    Contemporaneous Exchange.
In evaluating whether to execute this Agreement, the Parties warrant that the mutual promises, covenants, and obligations set forth herein constitute a contemporaneous exchange for new value given to Purchaser Parent, within the meaning of Bankruptcy Code section 547(c)(1), and the Parties conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Purchaser Parent was or became indebted to on or after the date of this transfer, within the meaning of Bankruptcy Code section 548(a)(1).
5.03    No Solicitation.
This Agreement is not and shall not be deemed to be a solicitation for consents to any chapter 11 plan.
5.04    No Other Claims
The Parties have each reviewed the Claims Register and are not aware of any proofs of claim by federal agencies in the Chapter 11 Cases other than the USG Claims and the Protective CMS Claims, as of February 28, 2024.
5.05    Representation by Counsel.
Each Party and signatory to this Agreement represents that it freely and voluntarily enters into this Agreement without any degree of duress or compulsion. Each Party further acknowledges that it, or its advisors, has had an opportunity to receive information from the other Parties and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. In addition, each party hereby waives the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
5.06    Costs.
Each Party shall bear, or seek reimbursement through entitlements set forth in existing orders of the Bankruptcy Court, contracts, or otherwise, its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
5.07    Notice.
All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses or such other addresses of which notice is given pursuant hereto:
if to Endo, to:

Endo International plc
1400 Atwater Drive
Malvern, PA 19355
Attn: Chief Legal Officer
with copies (which shall not constitute notice) to the following advisors:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:    Paul Leake, Lisa Laukitis, Shana Elberg, and Evan Hill
E-mail:        paul.leake@skadden.com, lisa.laukitis@skadden.com,
        shana.elberg@skadden.com, evan.hill@skadden.com
– and –
if to Purchaser Parent, to:

Endo, Inc.
1400 Atwater Drive
Malvern, PA 19355
Attn: Chief Legal Officer
with copies (which shall not constitute notice) to the following advisors (together with the foregoing advisors, the “Advisor Notice Parties”):

Gibson, Dunn & Crutcher LLP
200 Park Ave
New York, New York 10166
Attention:    Scott Greenberg, Michael J. Cohen, Joshua K. Brody, and
        Christina Brown
E-mail:        SGreenberg@gibsondunn.com,
MCohen@gibsondunn.com, JBrody@gibsondunn.com,
christina.brown@gibsondunn.com,
EndoTrusts@gibsondunn.com
if to United States, to:

United States Attorney’s Office
Southern District of New York
86 Chambers Street, 3rd Floor
New York, New York 10007
Attention:    Assistant U.S. Attorneys Jean-David Barnea, Peter
        Aronoff, and Tara Schwartz
E-mail:     Jean-David.Barnea@usdoj.gov, Peter.Aronoff@usdoj.gov,
        Tara.Schwartz@usdoj.gov
5.08    Governing Law.
This Agreement is governed by the laws of the United States. Subject to Section 5.09 below, the Parties will bring any dispute relating to this Agreement (other than a dispute arising out of the DOJ Civil Settlement Agreement, the DOJ Criminal Plea Agreement, or the determination of any tax liability of the Purchaser Entities or any other non-Debtor) in the Bankruptcy Court, to the extent that the Bankruptcy Court has jurisdiction over such a dispute. For the avoidance of doubt, the Parties agree that the Bankruptcy Court shall not have jurisdiction over the determination of the tax liabilities of any Persons other than the Debtors. For the further avoidance of doubt, nothing in this Agreement or the Approved Plan shall confer jurisdiction on the Bankruptcy Court over any criminal proceeding.
5.09    Dispute Resolution.
(a)    In the event of a dispute concerning this Agreement (other than a dispute arising out of the DOJ Civil Settlement Agreement, the DOJ Criminal Plea Agreement, or the determination of any tax liability of the Purchaser Entities or other non-Debtors) (a “Dispute”) while this Agreement is in effect, including any such Dispute regarding whether an Event of Default has occurred, the Parties will bring such Dispute in the Bankruptcy Court, unless the Bankruptcy Court lacks jurisdiction or the Parties otherwise agree. Any Party to this Agreement may contact chambers to arrange a telephonic conference (a “Conference”) with the Bankruptcy Court for purposes of resolving a Dispute. The Party requesting a Conference (the “Requesting Party”) shall provide a written notice (a “Dispute Notice”) to the other Party describing the Disputes (the “Identified Disputes”) concerning which the Requesting Party seeks the Bankruptcy Court’s guidance in sufficient detail for the other Party to frame its response. The Requesting Party shall provide such Dispute Notice to the other Party at least three (3) Business Days before any Conference is convened (unless exigent circumstances do not afford time for such notice, in which case the Requesting Party shall provide as much notice as reasonably possible). If the Identified Disputes are not resolved during the Conference, and written submissions are requested or authorized by the Bankruptcy Court, unless the Bankruptcy Court directs otherwise at the Conference, the Requesting Party may brief any remaining Identified Disputes by submitting a letter to the Bankruptcy Court, not to exceed five (5) single-spaced pages, within three (3) Business Days after the Conference. The opposing Party may respond within seven (7) Business Days of the Requesting Party’s letter with a letter not to exceed five (5) single-spaced pages. Any further hearing concerning any remaining Identified Disputes shall be convened promptly, subject to the Bankruptcy Court’s availability.
(b)    Nothing in this Agreement precludes any Party from seeking to withdraw the reference to the Bankruptcy Court pursuant to 28 U.S.C. § 157(d) or to oppose or object to any such attempt to withdraw the reference. Nor shall anything in this Agreement confer any jurisdiction on the Bankruptcy Court or limit or modify the jurisdiction of any other court.
5.10    Specific Performance; Limitation of Remedies.
It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement of any non-monetary obligations by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity. The Parties hereby waive any requirement for the security or posting of any bond in connection with such remedies. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover on the basis of anything in this Agreement, any punitive, special, indirect, or consequential damages or damages for lost profits, in each case against any other Party to this Agreement.
5.11    No Admission.
Each of the Parties does not concede any infirmity in the claims and defenses which it has asserted or could assert with regard to the USG Claims, and this Agreement shall not be considered such a concession.
5.12    Complete Agreement.
This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties. Forbearance by a Party from pursuing any remedy or relief available to it under this Agreement shall not constitute a waiver of rights under this Agreement.
5.13    Business Day Convention.
When a period of days under this agreement ends on a Saturday, Sunday, or any legal holiday as defined in Bankruptcy Rule 9006(a), then such period shall be extended to the specified hour of the next Business Day.
5.14    Authorization.
The undersigned represent and warrant that they are fully authorized to execute this Agreement on behalf of the Persons indicated below.
5.15    Prior Negotiations; Entire Agreement.
This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations regarding the subject matters hereof and thereof, except that the Parties acknowledge that the Approved Plan, Confirmation

Order, DOJ Criminal Plea Agreement, and DOJ Civil Settlement Agreement shall continue in full force and effect.
5.16    Counterparts.
This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement. Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.
5.17    Successors and Assigns; Severability.
This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
5.18    Disclosure.
All Parties consent to the disclosure of this Agreement, and information about this Agreement, by any of the Parties, to the public.
THE UNITED STATES OF AMERICA

DATED: February 28, 2024                DAMIAN WILLIAMS
United States Attorney
Southern District of New York
By: /s/ Jean-David Barnea
Jean-David Barnea
Peter Aronoff
Tara Schwartz
Assistant United States Attorneys
86 Chambers Street, 3rd Floor
New York, NY 10007

Endo International plc

DATED: 2/28/2024            BY:    /s/ Matthew J. Maletta
                        Matthew J. Maletta
Executive Vice President, Chief Legal Officer
and Company Secretary

Endo, Inc.

DATED: 2/28/2024            BY:    /s/ Matthew J. Maletta
                        Matthew J. Maletta
Executive Vice President, Chief Legal Officer
and Company Secretary

Exhibit A
DOJ Criminal Plea Agreement
Exhibit B
DOJ Civil Settlement Agreement
Exhibit C
IRS Proofs of Claim

Debtor	POC #	Date Filed	Amends Previous POC (POC #)	Tax Periods	Priority Tax Amount	Priority Interest Amount	Total Priority Amount	GUC Penalty Amount	GUC Other Amount	Total GUC Amount
Actient Pharmaceuticals LLC	489	1/19/2023		2013	$0.00	$0.00	$0.00	$2,670.00	$819.50	$3,489.50
Endo International plc	728	4/26/2023	490	2021	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Generics International (US), Inc.	492	1/19/2023		2013 2016	$0.00	$0.00	$0.00	$4,220.00	$747.58	$4,967.58
Actient Therapeutics LLC	493	1/19/2023		2013	$0.00	$0.00	$0.00	$2,430.00	$745.82	$3,175.82

Generics Bidco I, LLC	495	1/19/2023		2013-2012	$0.00	$0.00	$0.00	$306,576.07	$794,422.35	$1,100,998.42
Endo U.S. Inc.	3289	5/30/2023	494, 507	2006-2013 2016-2018 2020-2021	$2,739,783,109.00	$755,759,160.77	$3,495,542,269.77	$516,700,716.00	$0.00	$516,700,716.00
Endo Pharmaceutical Solutions Inc.	510	1/27/2023	491	2016-2018 2020-2021	$822,550,876.00	$274,701,019.08	$1,097,251,895.08	$241,966,097.00	$267.68	$241,966,364.68
Endo Pharmaceuticals Valera Inc.	511	1/27/2023	496	2016-2018 2020-2021	$822,550,876.00	$274,701,019.08	$1,097,251,895.08	$241,966,577.00	$414.34	$241,966,991.34
DAVA Pharmaceuticals, LLC	512	1/27/2023		2020-2021	$103,348,234.00	$4,527,373.81	$107,875,607.81	$79,928,770.00	$0.00	$79,928,770.00
JHP Group Holdings, LLC	513	1/30/2023		2013 2016-2018 2020-2021	$826,801,533.00	$276,319,570.11	$1,103,121,103.11	$242,008,963.20	$123.48	$242,009,086.68
Endo Health Solutions Inc.	515	1/30/2023		2006-2013 2016-2018 2020-2021	$1,610,550,060.00	$525,270,868.51	$2,135,820,928.51	$241,965,227.00	$0.00	$241,965,227.00
Endo Innovation Valera, LLC	516	1/30/2023		2018 2020-2021	$134,010,579.00	$11,247,827.51	$145,258,406.51	$100,551,118.00	$0.00	$100,551,118.00
Par, LLC	517	1/30/2023		2016	$0.00	$0.00	$0.00	$137,020.00	$14,719.28	$151,739.28

Endo Pharmaceuticals Finance LLC	518	1/30/2023	2017-2018 2020-2021	$221,385,643.00	$38,450,631.34	$259,836,274.34	$148,895,804.00	$0.00	$148,895,804.00
Endo Pharmaceuticals Inc.	519	1/30/2023	2016-2018 2020-2021	$822,550,876.00	$274,701,019.08	$1,097,251,895.08	$241,965,227.00	$0.00	$241,965,227.00
Auxilium International Holdings, LLC	520	1/30/2023	2016	$601,165,233.00	$236,250,387.74	$837,415,620.74	$93,099,423.00	$0.00	$93,099,423.00
Generics International (US) 2, Inc.	521	1/30/2023	2016-2018 2020-2021	$822,550,876.00	$274,701,019.08	$1,097,251,895.08	$241,965,227.00	$0.00	$241,965,227.00
Kali Laboratories 2, Inc.	522	1/30/2023	2016-2018 2020-2021	$822,550,876.00	$274,701,019.08	$1,097,251,895.08	$241,965,227.00	$0.00	$241,965,227.00
Endo Aesthetics LLC	523	1/30/2023	2020-2022	$103,357,485.67	$4,527,373.81	$107,884,859.48	$70,928,770.00	$0.00	$70,928,770.00
Branded Operations Holdings, Inc.	524	1/30/2023	2020-2021	$103,348,234.00	$4,527,373.81	$107,875,607.81	$70,928,770.00	$0.00	$70,928,770.00
Endo Generics Holdings, Inc.	525	1/30/2023	2016-2018 2020-2021	$822,550,876.00	$274,701,019.08	$1,097,251,895.08	$241,965,227.00	$0.00	$241,965,227.00
Slate Pharmaceuticals, LLC	526	1/30/2023	2016	$601,165,233.00	$236,250,387.74	$837,415,620.74	$93,099,423.00	$0.00	$93,099,423.00

Par Pharmaceutical 2, Inc.	527	1/30/2023	2016-2018 2020-2021	$822,550,876.00	$274,701,019.08	$1,097,251,895.08	$241,965,227.00	$0.00	$241,965,227.00
Endo Global Finance LLC	769	4/26/2023	2021	$5,297.00	$78.80	$5,375.80	$0.00	$0.00	$0.00

Exhibit D
USG Resolution Term Sheet
Exhibit E
Illustrative Fixed Consideration Prepayment Schedule